The information in this amended and restated preliminary pricing supplement is not complete and may be changed. This amended and restated preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated January 10, 2019

Amended and restated pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018 and product supplement no. 1-I dated April 5, 2018	Amended and Restated Pricing Supplement to Product Supplement No. 1-I Registration Statement Nos. 333-222672 and 333-222672-01 Dated January , 2019; Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. maturing January 25, 2021, subject to postponement as described below.
•	The notes are designed for investors who believe that (i) the 5-Year U.S. Dollar ICE Swap Rate will remain at or above the Minimum Level of 2.052% on each Accrual Determination Date and (ii) the 5-Year U.S. Dollar ICE Swap Rate will be greater than or equal to the Barrier Level of 2.052% on the Observation Date.
•	The notes are designed for investors who seek periodic interest payments that will accrue for each Interest Period at a per annum rate equal to 9.25%, provided that the 5-Year U.S. Dollar ICE Swap Rate on each Accrual Determination Date during such Interest Period is greater than or equal to the Minimum Level of 2.052%, and subject to the Maximum Interest Rate and the Minimum Interest Rate.
•	At maturity, an investor in the notes will lose at least 20.00% of principal and may lose all of the initial investment in the notes if the Ending Level declines below the Barrier Level on the Observation Date.
•	If the 5-Year U.S. Dollar ICE Swap Rate is less than the Minimum Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to zero. In addition, investors should be willing to assume the risk that if the Ending Level of the 5-Year U.S. Dollar ICE Swap Rate is less than the Barrier Level, they will lose at least 20.00% of their principal and may lose their entire principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Subject to satisfaction of the Accrual Provision, interest on the notes will be calculated based on the applicable Interest Factor, which will be equal to 9.25%. In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth below or less than the Minimum Interest Rate of 0% per annum.
•	At our option, we may call your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this amended and restated pricing supplement.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in product supplement. In particular, whether the Accrual Provision is satisfied will depend on the 5-Year U.S. Dollar ICE Swap Rate on the applicable Accrual Determination Date (rather than on the 5-Year U.S. Dollar ICE Swap Rate on a USD ICE Swap Determination Date as described in product supplement), as set forth below. Please refer to “Additional Key Terms — Accrual Provision,” “Additional Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Periodic Interest Payments” in this amended and restated pricing supplement for more information.
•	Notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes are expected to price on or about January 18, 2019 and are expected to settle on or about January 23, 2019.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
5-Year ICE Swap Rate:	With respect to any Accrual Determination Date, the 5-Year U.S. Dollar ICE Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 5 years that appears on Reuters page “ICESWAP1” (or any successor page) at approximately 11:00 a.m., New York City time, on the Accrual Determination Date, as determined by the Calculation Agent. On the applicable Accrual Determination Date, if the 5-Year ICE Swap Rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the Calculation Agent will determine the 5-Year ICE Swap Rate in accordance with the fallbacks set forth under “What is the ICE Swap Rate?” below. We refer to the 5-Year ICE Swap Rate as the “ICE Swap Rate”.
Payment at Maturity:

If the Ending Level is greater than or equal to the Barrier Level, you will receive the principal amount of your notes at maturity.

If the Ending Level is less than the Barrier Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Level is less than the Strike Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Rate Return)

If the Ending Level is less than the Barrier Level, you will lose at least 20.00% of your principal and may lose your entire principal at maturity.

Regardless of whether the Ending Level is greater than, equal to or less than the Strike Level, at maturity you will also receive any accrued and unpaid interest on your notes.

Strike Level:	2.565%
Ending Level:	The ICE Swap Rate on the Observation Date.
Rate Return:	The Rate Return is calculated as follows: (Ending Level - Strike Level) Strike Level
Barrier Level:	2.052%, which is 80.00% of the Strike Level
Redemption Feature:	On the 23rd day of each January, April, July and October of each year (each a “Redemption Date”, provided that the Redemption Date in 2021 will be the Maturity Date), commencing on July 23, 2019 and ending on the Maturity Date, we may redeem your notes in whole but not in part at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest to but excluding the Redemption Date, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement.
Interest:	We will pay you interest on each Interest Payment Date based on the applicable Day Count Fraction and subject to the Interest Accrual Convention, as applicable, described below and in the accompanying product supplement.
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the 23rd day of each January, April, July and October month of each year (provided that the Interest Payment Date in 2021 will be the Maturity Date), commencing on April 23, 2019 to and including the Maturity Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.
Interest Rate:

For each Interest Period, the Calculation Agent will determine the Interest Rate┼ per annum applicable to each Interest Period, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, based on the following formula:

, where

“Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days in the immediately preceding Interest Period; and

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied.

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-18 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-2 of this amended and restated pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated pricing supplement, the accompanying product supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)(2)	Fees and Commissions (2)(3)	Proceeds to Issuer
Per note	At variable prices	$	$
Total	At variable prices	$	$

(1) See “Supplemental Use of Proceeds” in this amended and restated pricing supplement for information about the components of the price to public of the notes.

(2) With respect to notes sold to certain fee based advisory accounts for which an affiliated or unaffiliated broker dealer is an investment adviser, the price to the public will not be lower than $970.00 per $1,000 principal amount note. J.P. Morgan Securities LLC, which we refer to as JPMS, and these broker dealers will forgo any selling commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3) With respect to notes sold to brokerage accounts, JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $40.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today the estimated value of the notes would be approximately $952.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $930.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this amended and restated pricing supplement for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January     , 2019

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this amended and restated pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This amended and restated pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-I dated April 5, 2018: https://www.sec.gov/Archives/edgar/data/19617/000089109218003346/e78092_424b2.htm
•	Prospectus supplement and prospectus, each dated April 5, 2018: https://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this amended and restated pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Interest Rate (Continued):	┼The Interest Rate as described above is a rate per annum, may not equal the Interest Factor during any Interest Period and is subject to the Minimum Interest Rate and a Maximum Interest Rate. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Other Key Terms:	Please see “Additional Key Terms” in this amended and restated pricing supplement for other key terms.
Interest Factor:	9.25%. The Interest Rate is a per annum rate and may or may not equal the Interest Factor during any Interest Period. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Minimum Interest Rate:	With respect to each Interest Period, 0.00% per annum
Maximum Interest Rate:	With respect to each Interest Period, 9.25% per annum
Accrual Provision:	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which the 5-Year ICE Swap Rate, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to the Minimum Level. If the 5-Year ICE Swap Rate, as determined on the Accrual Determination Date relating to such calendar day, is less than the Minimum Level, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day.
Accrual Determination Date:	For each calendar day during an Interest Period, the second U.S. Government Securities Business Day prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first U.S. Government Securities Business Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day.
Exclusion Period:	For each Interest Period, the period commencing on the sixth Business Day prior to but excluding each Interest Payment Date.
Minimum Level:	2.052%, which is 80.00% of the Strike Level
Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
U.S. Government Securities Business Day:	Any day, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Pricing Date:	January 18, 2019, subject to the Business Day Convention.
Original Issue Date (Settlement Date):	On or about January 23, 2019, subject to the Business Day Convention.
Observation Date*:	January 21, 2021
Maturity Date*:	January 25, 2021, subject to the Business Day Convention.
Business Day Convention:	Following
Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP:	48130UPU3

* Subject to postponement as described under “Description of Notes—Payment on the Notes—Payment At Maturity”.

Selected Purchase Considerations

•	LIMITED PROTECTION AGAINST LOSS - We will pay you your principal back at maturity if the Ending Level is not less than the Barrier Level. If the Ending Level is less than the Barrier Level, for every 1% that the Ending Level is less than the Strike Level, you will lose an amount equal to 1% of the principal amount of your notes. If the Ending Level is less than the Barrier Level, you will lose at least 20.00% of your principal and may lose your entire principal at maturity.
•	PRESERVATION OF CAPITAL UPON EARLY REDEMPTION — Regardless of the performance of the ICE Swap Rate, we will pay you at least the principal amount of your notes upon early redemption. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount upon early redemption is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

JPMorgan Structured Investments —	PS- 1
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021

•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. The notes will pay at the applicable variable Interest Rate, which takes into account the Accrual Provision. The interest payments for all Interest Periods will be affected by the level of the ICE Swap Rate as described under “Interest Rate” on the cover of this amended and restated pricing supplement, but will not reflect the performance of such rate. During any Interest Period, in no event will the Interest Rate be greater than the Maximum Interest Rate of 9.25% per annum or less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL EARLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, commencing on July 23, 2019, at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this amended and restated pricing supplement and in the accompanying product supplement. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees or commissions described on the front cover of this amended and restated pricing supplement.
•	TAX TREATMENT— You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-I. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as income-bearing pre-paid derivative contracts. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

Assuming that the treatment of the notes as income-bearing pre-paid derivative contracts is respected, interest payments that you receive should be included in ordinary income at the time you receive the payments or when the payments accrue, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Under this treatment, any gain or loss recognized upon the sale, exchange, redemption or maturity of the notes should be treated as capital gain or loss. Any such capital gain or loss should be treated as long-term capital gain or loss if you held the notes for more than one year.

Non-U.S. Holders should note that because the United States federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, and although the Company believes it is reasonable to take a position that the interest payments are not subject to U.S. withholding tax (at least if the applicable IRS Form W-8 is provided), a withholding agent could possibly nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are a Non-U.S. Holder, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. Holders should also note that a withholding tax of 30% could be imposed on payments made on the notes to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

Both U.S. and Non-U.S. Holders should consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisors with respect to the tax consequences of an investment in the notes, including possible alternative treatments.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

JPMorgan Structured Investments —	PS- 2
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the ICE Swap Rate and will depend on whether, and the extent to which, the Rate Return is positive or negative. Your investment will be exposed to loss if the Ending Level is less than the Barrier Level. For every 1% that the Ending Level is less than the Barrier Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, if the Ending Level is less than the Barrier Level, you will lose at least 20.00% of your principal and may lose your entire principal at maturity.
•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; THE INTEREST RATE ON THE NOTES IS VARIABLE AND WILL NOT EXCEED THE MAXIMUM INTEREST RATE AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive is not fixed, but will vary based on the level of the ICE Swap Rate over the course of each Interest Period. For each Interest Period, there is a Maximum Interest Rate per annum equal to the Interest Factor set forth above on the cover of this amended and restated pricing supplement. This is because the variable Interest Rate on the notes, while determined by reference to the levels of the ICE Swap Rate as described on the cover of this amended and restated pricing supplement, does not actually pay an amount based directly on such levels. Your return on the notes for any Interest Period will not exceed the applicable Interest Factor for such Interest Period, regardless of the appreciation in the ICE Swap Rate, which may be significant. Moreover, each calendar day during an Interest Period for which the ICE Swap Rate is less than the Minimum Level (as determined based on the ICE Swap Rate on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. For Interest Periods, if the ICE Swap Rate is less than the Minimum Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE NOTES REFERENCE THE ICE SWAP RATE — If the ICE Swap Rate is less than the Minimum Level on any Accrual Determination Date, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each calendar day in an Interest Period, the Interest Rate payable on the notes will be equal to 0.00% per annum for such Interest Period. You should carefully consider the movement, current levels and overall trend in swap rates, prior to purchasing these notes. Although the notes do not directly reference the levels of the ICE Swap Rate, the interest, if any, payable on your notes is contingent upon, and related to, each of these levels.
•	THE INTEREST RATE ON THE NOTES IS SUBJECT TO A MAXIMUM INTEREST RATE — The rate of interest payable on the notes is variable; however, it is still subject to a Maximum Interest Rate. The Interest Rate on the notes will not exceed the Maximum Interest Rate of 9.25% per annum. Although the notes are subject to an Accrual Provision, the interest (if any) payable on the notes accrues at a rate based on the applicable Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the Maximum Interest Rate.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which will be affected by the ICE Swap Rate. If the level of the ICE Swap Rate is less than the Minimum Level on any Accrual Determination Date, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to the ICE Swap Rate. We have no control over any fluctuations in the ICE Swap Rate.
•	THE RETURN OF ANY PRINCIPAL COMPONENT OF YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE PERFORMANCE OF THE ICE SWAP RATE — If the notes are not called and the Ending Level is less than the Barrier Level, you will lose at least 20.00% of your investment in the notes and may lose all of your investment.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED MAY NOT DIRECTLY CORRELATE TO THE ACTUAL LEVEL OF the ICE Swap Rate — The determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same level of the ICE Swap Rate to determine whether the Accrual Provision is satisfied for the period commencing on the sixth Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The level of the ICE Swap Rate used will be the level of the ICE Swap Rate on the first U.S. Government Securities Business Day immediately preceding the Exclusion Period, regardless of what the actual levels of the ICE Swap Rate are for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period may not directly correlate to the actual level of the ICE Swap Rate, which will in turn affect the Interest Rate calculation.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY INCREASE IN THE ICE Swap Rate — If the notes are not called and the Ending Level is greater than or equal to the Barrier Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any increase in the ICE Swap Rate, which may be significant. In addition, if the notes are called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and

JPMorgan Structured Investments —	PS- 3
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021

unpaid interest, regardless of the increase in the ICE Swap Rate, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the ICE Swap Rate during the term of the notes.

•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE — We may choose to call the notes early or choose not to call the notes early on any Redemption Date in our sole discretion. If the notes are called early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date may be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
•	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced and you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — The variable Interest Rate for all Interest Periods will be determined in part based on the Accrual Provision set forth on the cover of this amended and restated pricing supplement, which is contingent upon the level of the ICE Swap Rate and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement for additional information about these risks.
•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this amended and restated pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can

JPMorgan Structured Investments —	PS- 4
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021

include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this amended and restated pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this amended and restated pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including, but not limited to:
•	the performance of the ICE Swap Rate;
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO INTEREST RATES — If interest rates rise generally, the secondary market prices of the notes will be adversely impacted because of the increased probability that that the Interest Rate for the notes will be less than such rates. Additionally, if the ICE Swap Rate declines, even if the ICE Swap Rate has not declined below the Barrier Level, the secondary market prices of the notes will also be adversely impacted because of the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes and the increased probability that you may lose some or all of your principal at maturity. If both interest rates rise and the ICE Swap Rate declines, the secondary market prices of the notes may decline more rapidly than other securities that are only linked to the ICE Swap Rate, or if the amount payable at maturity was not linked to the performance of the ICE Swap Rate relative to the Barrier Level.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary

JPMorgan Structured Investments —	PS- 5
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021

market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	MARKET FACTORS MAY INFLUENCE WHETHER WE EXERCISE OUR RIGHT TO REDEEM THE NOTES PRIOR TO THEIR SCHEDULED MATURITY — We have the right to redeem the notes prior to the Maturity Date, in whole but not in part, on the specified Redemption Dates. It is more likely that we will redeem the notes prior to the Maturity Date if the ICE Swap Rate is greater than or equal to the Minimum Level on the applicable Accrual Determination Date and the Spread is greater than or equal to 0.00% on the applicable Accrual Determination Date. If the notes are called prior to the Maturity Date, you may be unable to invest in certificates of deposit with similar risk and yield as the notes. Your ability to realize a higher than market yield on the notes is limited by our right to redeem the notes prior to their scheduled maturity, which may adversely affect the value of the notes in the secondary market, if any.
•	The INTEREST RATE will be affected by a number of factors — The interest rate will depend primarily on the ICE Swap Rates. A number of factors can affect the value of your notes and/or the amount of interest that you will receive, including, but not limited to:
•	changes in, or perceptions, about the future ICE Swap Rate;
•	general economic conditions;
•	prevailing interest rates; and
•	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment of interest on the notes and on the value of the notes in the secondary market.

•	The ICE Swap Rate may be volatile — The ICE Swap Rate is subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:
•	sentiment regarding the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.
•	THE 5-YEAR USD ICE SWAP RATE AND THE MANNER IN WHICH IT IS CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the 5-Year USD ICE Swap Rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the 5-Year USD ICE Swap Rate and may negatively impact the Spread and, therefore, the interest payable on the notes.
•	UNCERTAINTY ABOUT THE FUTURE OF LIBOR MAY ADVERSELY AFFECT THE 5-YEAR USD ICE SWAP RATE — The 5-Year USD ICE Swap Rate is based on a hypothetical interest rate swap referencing the U.S. Dollar London Interbank Offered Rate (“LIBOR”) with a designated maturity of three months. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR rates to the LIBOR administrator after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of the 5-Year USD ICE Swap Rate-based securities, such as the notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect the 5-Year USD ICE Swap Rate during the term of the notes and your return on the notes and the trading market for the 5-Year USD ICE Swap Rate securities, including the notes.
•	THE 5-YEAR USD ICE SWAP RATE MAY BE CALCULATED BASED ON DEALER QUOTATIONS OR BY THE CALCULATION AGENT IN GOOD FAITH AND IN A COMMERCIALLY REASONABLE MANNER OR, IF THEY ARE PERMANENTLY DISCONTINUED, REPLACED BY A SUCCESSOR OR SUBSTITUTE INTEREST RATE — If on an Accrual Determination Date, the 5-Year USD ICE Swap Rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the calculation agent will determine the 5-Year USD ICE Swap Rate for that Accrual Determination Date on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by up to five leading swap dealers, which may include the calculation agent or its affiliates, in the New York City interbank market, at approximately 11:00 a.m., New York City time, on that Accrual Determination Date. If fewer than three leading swap dealers selected by the calculation agent provide quotations as described above, the 5-Year USD ICE Swap Rate will be determined by the calculation agent, acting in a commercially reasonable manner. The 5-Year USD ICE Swap Rate determined in this manner may be different from the rates that would have been published on the applicable Reuters page and may be different from other published levels, or other estimated levels, of the 5-Year USD ICE Swap Rate. Notwithstanding the foregoing, if the Calculation Agent determines on the relevant Accrual Determination Date that the ICE Swap Rates have been permanently discontinued, then the Calculation Agent will use a substitute or successor interest rate that it determines in its sole discretion to be most comparable to the ICE Swap Rate, provided that if the Calculation Agent determines that there is an industry-accepted successor interest rate,

JPMorgan Structured Investments —	PS- 6
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021

then the Calculation Agent will use that successor interest rate.  If the Calculation Agent has determined a substitute or successor interest rate in accordance with the foregoing sentence, the Calculation Agent in its sole discretion may determine what Business Day Convention to use, what Interest Accrual Convention to use, the definition of Business Day, the Accrual Determination Dates and any other relevant methodology for calculating that substitute or successor interest rate in a manner that is consistent with industry-accepted practices for that substitute or successor interest rate.  Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the applicable Interest Rate on the applicable Accrual Determination Date, which could adversely affect the return on and the market value of the notes.

•	The TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes will be provided in the pricing supplement, and the estimated value of the notes may be equal to the low end of the applicable range set forth on the cover of this amended and restated pricing supplement. Accordingly, you should consider your potential investment in the notes based on the low end of the range for the estimated value of the notes.
•	TAX DISCLOSURE — The information under “Tax Treatment" in this amended and restated pricing supplement remains subject to confirmation by our tax counsel. We will notify you of any revisions to the information under “Tax Treatment" in a supplement to this amended and restated pricing supplement on or before the business day immediately preceding the issue date, or if the information cannot be confirmed by our tax counsel, we may terminate this offering of notes.

JPMorgan Structured Investments —	PS- 7
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for three hypothetical Interest Periods. The following examples assume that we have not called the notes prior to their scheduled Maturity Date and the actual number of days in the applicable Interest Period is 90. The hypothetical Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The number of Variable Days in the Interest Period is 81. Therefore, the Interest Rate per annum for the Interest Period is equal to 8.325% per annum calculated as follows:

9.25% × (81/90) = 8.325% per annum

Example 2: The number of Variable Days in the Interest Period is 90. Therefore, the Interest Rate per annum for the Interest Period is equal to the Maximum Interest Rate of 9.25% per annum, calculated as follows:

9.25% × (90/90) = 9.25% per annum

Example 3: For an Interest Period the Accrual Provision is not met on any calendar day during the Interest Period, and therefore, the number of Variable Days is 0. Because the Accrual Provision is not satisfied on any calendar day, the Interest Rate per annum for the Interest Period will be equal to 0.00% per annum.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how to calculate the payment at maturity. For purposes of the following examples, we have assumed that the notes are not called prior to their scheduled Maturity Date. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. In addition, the effect of any accrued and unpaid interest has been excluded.

Example 1: The 5-Year ICE Swap Rate increases from the Strike Level of 2.565% to an Ending Level of 4.00%. Because the Ending Level is greater than or equal to the Strike Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The 5-Year ICE Swap Rate decreases from the Strike Level of 2.565% to an Ending Level of 2.15%. Although the Rate Return is negative, because the Ending Level of 2.15% is not less than the Barrier Level of 2.052%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The 5-Year ICE Swap Rate decreases from the Strike Level of 2.565% to an Ending Level of 1.2825%. Because the Rate Return is negative and the Ending Level of 1.2825% is less than the Barrier Level of 2.052%, the investor receives a payment at maturity of $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50.00%) = $500.00

Example 4: The 5-Year ICE Swap Rate decreases from the Strike Level of 2.565% to an Ending Level of 0.00%. Because the Rate Return is negative and the Ending Level of 0.00% is less than the Barrier Level of 2.052%, the investor receives a payment at maturity of $0.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -100%) = $0.00

The hypothetical payments on the notes shown above apply only if the notes are not called prior to maturity and you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 8
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021

What is the ICE Swap Rate?

The ICE Swap Rate is a rate for a U.S. dollar swap with a Designated Maturity of 5 years and which appears on Reuters page “ICESWAP1” (or any successor page) at approximately 11:00 a.m., New York City time, on each Accrual Determination Date, as determined by the Calculation Agent.

On each Accrual Determination Date, if the 5-Year ICE Swap Rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the Calculation Agent will determine the 5-Year ICE Swap Rate for such day on the basis of the mid-market semi-annual swap rate quotations to the Calculation Agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such Accrual Determination Date, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the 5 year maturity commencing on such Accrual Determination Date and in an amount, as determined by the Calculation Agent, that is representative for a single transaction in the relevant market at the relevant time (the “Representative Amount”) with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to the rate that is used in the calculation of the ICE Swap Rate with a designated maturity of three months. The Calculation Agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Notwithstanding the foregoing, if the Calculation Agent determines on the relevant Accrual Determination Date that the ICE Swap Rate has been permanently discontinued, then the Calculation Agent will use a substitute or successor interest rate that it determines in its sole discretion to be most comparable to the ICE Swap Rate, provided that if the Calculation Agent determines that there is an industry-accepted successor interest rate, then the Calculation Agent will use that successor interest rate.  If the Calculation Agent has determined a substitute or successor interest rate in accordance with the foregoing sentence, the Calculation Agent in its sole discretion may determine what Business Day Convention to use, what Interest Accrual Convention to use, the definition of Business Day, the Accrual Determination Dates and any other relevant methodology for calculating that substitute or successor interest rate in a manner that is consistent with industry-accepted practices for that substitute or successor interest rate.

JPMorgan Structured Investments —	PS- 9
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021

Historical Information

The following graph sets forth the weekly historical performance of the ICE Swap Rate from January 3, 2014 through January 4, 2019. We obtained the rates used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The 5-Year ICE Swap Rate, as it appeared on Reuters page “ICESWAP1” on January 10, 2019 was 2.623%.

The historical ICE Swap Rates should not be taken as an indication of future performance, and no assurance can be given as to the ICE Swap Rate on any Accrual Determination Date. We cannot give you assurance that the performance of the ICE Swap Rate will result in any positive interest payments in any Interest Period or return of principal at maturity.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this amended and restated pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this amended and restated pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this amended and restated pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this amended and restated pricing supplement.

JPMorgan Structured Investments —	PS- 10
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this amended and restated pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than The Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this amended and restated pricing supplement for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this amended and restated pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-37 of the accompanying product supplement are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	PS- 11
Callable Range Accrual Notes linked to the 5-Year U.S. Dollar ICE Swap Rate due January 25, 2021